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       INVESTMENT MANAGEMENT AND ADMINISTRATION AGREEMENT

             Alliance Global Environment Fund, Inc.
                   1345 Avenue Of The Americas
                    New York, New York 10105

                                            July 22, 1992


Alliance Capital Management L.P.
1345 Avenue of the Americas
New York, New York 10105

Dear Sirs:

         We, the undersigned Alliance Global Environment Fund,

Inc., herewith confirm our agreement with you as follows:

         1.   We are a closed-end, non-diversified management

investment company registered under the Investment Company Act of

1940 (the "Act").  We propose to engage in the business of

investing and reinvesting our assets in securities ("the

portfolio assets") of the type and in accordance with the

limitations specified in our Articles of Incorporation, By-Laws,

Registration Statement filed with the Securities and Exchange

Commission under the Securities Act of 1933 and the Act, and any representations made in our prospectus, all in such manner and to such extent as may from time to time be authorized by our Board of Directors.  We enclose copies of the documents listed above and will from time to time furnish you with any amendments

thereof.

         1.   (a)  We hereby employ you to manage the investment

and reinvestment of the portfolio assets as above specified, to act as our administrator and, without limiting the generality of




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the foregoing, to provide management and other services specified below.

              (b)  You will make decisions with respect to all

purchases and sales of the portfolio assets.  To carry out such decisions, you are hereby authorized, as our agent and attorney-

in-fact, for our account and at our risk and in our name, to place orders for the investment and reinvestment of the portfolio assets.  In all purchases, sales or other transactions in the portfolio assets you are authorized to exercise full discretion and act for us in the same manner and with the same force and effect as we might or could do with respect to such purchases,

sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

              (c)  You will (i) at our request provide us persons

satisfactory to our Board of Directors (who may be employees of you or your affiliates) to serve as our officers; (ii) provide us with the services of persons competent to perform such

administrative and clerical functions as are necessary to provide effective administration of our corporation, including

maintaining certain books and records, such as journals, ledger accounts and other records described in Rule 31a-1 under the Act,

initiating all money transfers from us to our custodian and from our account to appropriate customer accounts, and reconciling account information and balances between our custodian and




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registrar, transfer and dividend disbursing agent; (iii) oversee the performance of administrative services rendered to us by others, including our custodian and registrar, transfer and

dividend disbursing agent; (iv) provide us with adequate office space and facilities; (v) prepare financial information for the periodic updating of our Registration Statement and for our proxy statements; (vi) prepare our tax returns, reports to our

shareholders, and periodic reports to the Securities and Exchange

Commission; (vii) supervise the calculation of the net asset value of our shares of common stock; and (viii) perform such other administrative services for us as may be reasonably

requested by us.

              (d)  You will report to our Board of Directors at

each meeting thereof all changes in the portfolio assets since the prior report, and will also keep us in touch with important developments affecting the portfolio assets and on your own

initiative will furnish us from time to time with such

information as you may believe appropriate for this purpose,

whether concerning the individual issuers whose securities are included in our portfolio, the industries in which they engage,

or the conditions prevailing in the economy generally.  You will also furnish us with such statistical and analytical information with respect to the portfolio assets as you may believe

appropriate or as we reasonably may request.  In making such purchases and sales of the portfolio assets, you will bear in




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mind the policies set from time to time by our Board of Directors as well as the limitations imposed by our Articles of

Incorporation and in our Registration Statement under the Act and the Securities Act of 1933, the limitations in the Act and of the

Internal Revenue Code of 1986 in respect of regulated investment companies.

              (e)  It is understood that you will from time to

time employ or associate with yourselves such persons as you believe to be particularly fitted to assist you in the execution of your duties hereunder, the cost of performance of such duties to be borne and paid by you.  No obligation may be incurred on our behalf in any such respect.  We will pay to you or your

affiliates the cost of personnel rendering the services set forth in paragraph 2(c) above, at such rates as shall from time to time be agreed upon between us, provided that all time devoted to the investment or reinvestment of the portfolio assets shall be for your account.  Nothing contained herein shall be construed to restrict our right to hire our own employees or to contract for services to be performed by third parties.

         2.   We hereby confirm that, subject to the foregoing,

we shall be responsible and hereby assume the obligation for payment of all our other expenses, including: (a) payment of the fee payable to you under paragraph 5 hereof; (b) brokerage and commission expenses; (c) Federal, state, local and foreign taxes,

including issue and transfer taxes, incurred by or levied on us;




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(d) interest charges on borrowings; (e) our organizational and offering expenses, whether or not advanced by you; (f) the cost of personnel providing services to us, as provided in paragraph

2(c)  above; (g) fees and expenses of registering our shares under the appropriate Federal securities laws and of qualifying our shares under applicable state securities laws; (h) fees and expenses of listing and maintaining the listing of our shares on any securities exchange; (i) expenses of printing and

distributing reports to shareholders; (j) costs of proxy

solicitation; (k) charges and expenses of our custodian and

registrar, transfer and dividend disbursing agent; (l) the cost of calculating the net asset value of our shares of common stock;

(m) compensation of our officers, Directors and employees who do not devote any part of their time to your affairs or the affairs of your affiliates other than us; (n) legal and auditing

expenses; (o) the cost of stock certificates representing shares of our common stock; and (p) costs of stationery and supplies.

         3.   We shall expect of you, and you will give us the

benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you shall not be liable hereunder for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, you against any liability to us or to our security holders to which you would otherwise be




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subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

         4.   In consideration of the foregoing we will pay you a

monthly fee at an annualized rate of 1.10% of our average weekly net assets up to $100,000,000, .95% of our next $100 million in average weekly net assets and .80% of our average weekly assets in excess of $200,000,000.  For purposes of the calculation of such fee, average weekly net assets shall be determined on the basis of the average net assets of the Fund for each weekly

period (ending on Friday) ending during the month.  The net

assets for each weekly period are determined by averaging the net assets on the Friday of such weekly period with the net assets on the Friday of the immediately preceding weekly period.  When a

Friday is not a business day for us, then the calculation will be based on our net assets on the business day immediately preceding such Friday.  Such fee shall be payable in arrears on the last day of each calendar month for services performed hereunder

during such month.  If this agreement becomes effective after the beginning of a month or this agreement terminates prior to the end of a month, such fee shall be prorated according to the

proportion which such portion of the month bears to the full month.






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         5.   This agreement shall become effective on the date

hereof and shall continue in effect until December 31, 1992 and may be continued for successive twelve-month periods (computed from each January 1) provided that such continuance is

specifically approved at least annually by our Board of Directors or by majority vote of the holders of our outstanding voting securities (as defined in the Act), and in either case, by a majority of our Board of Directors who are not interested

persons, as defined in the Act, of any party to this agreement

(other than as Directors of our corporation), provided further,

however, that if the continuation of this agreement is not

approved, you may continue to render the services described

herein in the manner and to the extent permitted by the Act and the rules and regulations thereunder.  Upon the effectiveness of this agreement, it shall supersede all previous agreements

between us covering the subject matter hereof.  This agreement may be terminated at any time, without the payment of any

penalty, by vote of a majority of our outstanding voting

securities (as so defined), or by a vote of our Board of

Directors on 60 days written notice to you, or by you on 60 days written notice to us.

         6.   This agreement may not be transferred, assigned,

sold or in any manner hypothecated or pledged by you and this agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by you.  The




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term "transfer", "assignment" and "sale" as used in this

paragraph shall have the meanings ascribed hereto by governing law and any interpretation thereof contained in rules or

regulations promulgated by the Securities and Exchange Commission thereunder.

         7.   (a) Except to the extent necessary to perform your

obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of any of your employees, or any of the officers or directors of Alliance Capital Management

Corporation, your general partner, who may also be a Director,

officer or employee of ours, or persons otherwise affiliated with us (within the meaning of the Act) to engage in any other

business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render service of any kind to any other trust, corporation, firm, individual or association.

              (b) You will notify us of any change in the general

partner of your partnership within a reasonable time after such change.

         8.  If you cease to act as our investment adviser, or,

in any event, if you so request in writing, we agree to take all necessary action to change our name to a name not including the term "Alliance".  You may from time to time make available

without charge to us for our use such marks or symbols owned by you, including marks or symbols containing the term "Alliance" or




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any variation thereof, as you may consider appropriate.  Any such marks or symbols so made available will remain your property and you shall have the right, upon notice in writing, to require us to cease the use of such mark or symbol at any time.

         9.   This Agreement shall be construed in accordance

with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the

Act.

         If the foregoing is in accordance with your

understanding, will you kindly so indicate by signing and

returning to us the enclosed copy hereof.

                        Very truly yours,
                        ALLIANCE GLOBAL ENVIRONMENT FUND, INC.

                        By /s/ David H. Dievler
                          __________________________

                          Name:  David H. Dievler


Agreed to and accepted
as of the date first set forth above.

ALLIANCE CAPITAL MANAGEMENT L.P.


By ALLIANCE CAPITAL MANAGEMENT
     CORPORATION,
      its General Partner

   By /s/ John D. Carifa
     _______________________________

     Name:  John D. Carifa








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